Exhibit 5

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

May 29, 2015

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

RE:	EXELIS RETIREMENT SAVINGS PLAN — REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Harris Corporation, a Delaware corporation (“Harris”), and in such capacity I, together with lawyers over whom I exercise supervision, have acted as counsel for Harris in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed or to be filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), to register up to 1,250,000 shares of Harris’ common stock, par value $1.00 per share (the “Shares”), which may be offered and sold under the Exelis Retirement Savings Plan, as amended (the “Plan”), as specified in the Registration Statement.

In connection therewith, I have examined such corporate records and other documents and instruments, including the Registration Statement, as I have deemed relevant and necessary to express the opinions contained herein. In the examination of such documents and instruments, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to those original documents of all documents submitted to me as certified or photostatic copies.

I am admitted to practice only in the States of New York and Florida. The opinions expressed herein are limited in all respects to the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, insofar as such laws apply, and I express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions, including Federal laws regulating securities or the rules or regulations of stock exchanges or any other regulatory body, other than as specified above.

Based upon and subject to the foregoing, I am of the opinion that:

1. Harris is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2. The Shares have been duly authorized by all necessary corporate action on the part of Harris and, when issued and sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are rendered only to Harris in connection with the matters addressed herein and may not be relied upon by any person or entity for any purpose without my prior written consent.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Scott T. Mikuen
Scott T. Mikuen, Esq.
Senior Vice President, General Counsel and Secretary